UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934

Check the appropriate box:

[ x ]	Preliminary Information Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

[ ]	Definitive Information Statement

FORTIFIED HOLDINGS CORP.
(Name of Registrant as Specified in its Charter)

Payment of filing fee (Check the appropriate box):

[ x ]	No fee required

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.):

	(4)	Proposed maximum aggregate value of transaction: $250,000

	(5)	Total fee paid:

$50

[ ]	Fee paid previously with preliminary materials:

[ ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount previously paid:

	(2)	Form, schedule, or registration statement no.:

	(3)	Filing party:

	(4)	Date filed:

NOTICE OF ACTION TAKEN BY WRITTEN CONSENT OF HOLDERS OF A MAJORITY OF
 VOTING POWER OF THE COMPANY’S STOCK
[•, 2009]

TO OUR STOCKHOLDERS:

     Notice is hereby given that pursuant to Section 78.320(2) of the Nevada Revised Statutes (the “NRS”) the holders of a majority of the voting power of the Common Stock of Fortified Holdings Corp., a Nevada corporation, have approved the sale of all the issued and outstanding stock of our operating subsidiary Fortified Data Communications, Inc., a Delaware corporation (the “Sale”) to Fortified Acquisition Corp., a Delaware corporation (“FAC”), pursuant to a Stock Purchase Agreement dated as of December 10, 2008 by and among the Company, on one hand, and, FAC, Thomas Keenan Ventures LLC, a Delaware limited liability company (“TKV”), Brendan T. Reilly, an individual and our former Chairman and CEO (the “Stock Purchase Agreement”). A copy of the Stock Purchase Agreement is included as Annex A to this Information Statement.

     Our Board of Directors has unanimously approved the Sale, and as permitted by Nevada law, we have received the written consent of the holders of a majority of our outstanding stock entitled to vote approving the Sale.

     ACCORDINGLY, WE ARE NOT ASKING FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. NO PROXY CARD HAS BEEN ENCLOSED WITH THIS INFORMATION STATEMENT AND NO STOCKHOLDERS MEETING WILL BE HELD TO CONSIDER THE SALE.

     Pursuant to the terms of the Stock Purchase Agreement, we, and not our stockholders, will receive all of the proceeds of the Sale. The Sale will not become effective until at least twenty (20) calendar days following the date of mailing of this Information Statement to our stockholders.

     This Information Statement is being provided to you pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended. It contains a description of the Stock Purchase Agreement and the Sale. We encourage you to read this Information Statement and the Annex hereto thoroughly. You may also obtain information about us from publicly available documents we file with the Securities and Exchange Commission.

By order of the Board of Directors,

/s/ Steven Cooper

Steven Cooper
Interim CEO

Norwalk, Connecticut
•, 2009

INFORMATION STATEMENT

WE ARE NOT ASKING FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

     We are sending you this information statement on or about •, 2009 in connection with the prior approval of our Board of Directors and receipt of approval by written consent of the holders of a majority of voting power of our Common Stock of the proposed sale of all the issued and outstanding stock of our operating subsidiary Fortified Data Communications, Inc., a Delaware corporation (the “Sale”) to Fortified Acquisition Corp., a Delaware corporation (“FAC”), pursuant to a Stock Purchase Agreement dated as of December 10, 2008 by and among the Company, on one hand, and, FAC, Thomas Keenan Ventures, LLC, a Delaware limited liability company (“TKV”), Brendan T. Reilly, an individual and our former Chairman and CEO (the “Stock Purchase Agreement”). A copy of the Purchase Agreement is included as Annex A to this Information Statement.

     If the Sale was not approved by written consent of the holders of a majority of voting power entitled to vote thereon, it would have been required to be approved by our stockholders at a special or annual meeting of stockholders. The elimination of the need for a meeting of our stockholders is authorized by Section 78.320(2) of the NRS of the State of Nevada, which provides that any action which may be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a written consent, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting.

     Stockholders of record of our $0.001 par value common stock (the “Common Stock”) at the close of business on December 10, 2008 (the “Record Date”) are entitled to vote on the Sale. As of the close of business on the Record Date, we had 173,395,738 shares of Common Stock outstanding. Each holder of Common Stock is entitled to one vote for each share held as of the Record Date. Approval of the Sale requires the affirmative vote of a majority of the voting power of our Common Stock entitled to vote thereon.

     Certain holders of our Common Stock, who collectively beneficially own securities with the voting power equivalent to that of 86,740,433 million common shares (or approximately 50.02% of the voting power of our capital stock), executed a written consent in lieu of a stockholders meeting approving the Sale. We are furnishing this Information Statement to inform stockholders, in the manner required by the Securities Exchange Act of 1934, as amended, of the Sale before it is consummated. The Sale will not become effective until at least twenty (20) calendar days following the date of mailing of this Information Statement to our stockholders.

SUMMARY TERM SHEET

This section contains a summary of the material terms of the proposed sale of all the issued and outstanding stock of our operating subsidiary Fortified Data Communications, Inc., a Delaware corporation (the “Sale”) to Fortified Acquisition Corp., a Delaware corporation (“FAC”), pursuant to a Stock Purchase Agreement dated as of December 10, 2008 by and among the Company, on one hand, and, FAC, Thomas Keenan Ventures, LLC, a Delaware limited liability company (“TKV”), and Brendan T. Reilly, an individual and our former Chairman (“BTR”) (the “Stock Purchase Agreement”). This summary may not contain all of the information that is important to you to fully understand the proposed transaction. We strongly encourage you to read carefully the entire Information Statement. We have included the Stock Purchase Agreement by and among the Company, FAC, TKV and BTR as Annex A hereto.

The Parties to the Proposed Transaction (page 6)

     The parties to the transaction are Fortified Holdings Corp., or we, us or the Company, as seller, Fortified Acquisition Corp., or FAC, as purchaser; Thomas Keenan Ventures, LLC, or TKV, and as the lender of a certain note we would assign to FAC, as Purchaser; and Brendan T. Reilly, or BTR, who has a controlling ownership interest in TKV. TKV and BTR will also relinquish or cause to be relinquished 86,327,633 shares of Common Stock as part of the transaction. We sometimes refer to this transaction as the “Sale.”

Interests of Certain Persons in the Sale (page 11)

     Until November 14, 2008, Brendan T. Reilly served as our Chairman and Chief Executive Officer. Mr. Reilly is also in control of TKV, which we owe $2,200,000 pursuant to a promissory note that would be assumed by FAC as part of the Sale. Together, as of December 10, 2008, Mr. Reilly and TKV held 81,733,738 shares of our common stock, all of which were voted in favor of the Sale. In addition, James Elliott the sole owner of FAC, as of December 10, 2008, owned 3,000,000 shares of our common stock, all which were voted in favor of the Sale. See “Certain Relationships and Related Transactions.”

Terms of the Stock Purchase Agreement (page 8)

     The Stock Purchase Agreement, or “Purchase Agreement,” is the main legal document governing the rights and obligations of us and FAC, including indemnification. We make certain representations and warranties and undertake to perform certain actions in connection with the proposed Sale. A copy of the Purchase Agreement is attached as Annex A to this Information Statement. Stockholders are urged to carefully read the Purchase Agreement.

Approval of our Board of Directors and our Stockholders (page 7)

     Our Board of Directors approved the Sale and recommend that our stockholders approve of the Sale. Following the execution of the Purchase Agreement, certain holders of our Common Stock, who collectively beneficially own securities with the voting power equivalent to that of 86,740,433 million common shares (or approximately 50.02% of the voting power of our capital stock), executed a written consent in lieu of a stockholders meeting approving the Sale. The Sale will not become effective until at least 20 calendar days following the date of mailing of this Information Statement to our stockholders.

Assets to be Sold (page 9)

     We have agreed to sell to FAC 100% of the issued and outstanding shares of common stock (the “FAC Stock”) of our wholly-owned subsidiary Fortified Data Communications, Inc., or “Fortified Data.” Fortified Data currently operates and owns substantially all of the properties, rights, interests and other tangible and intangible assets that relate in any material respect to operating our business as a provider of a variety of deployable products used for field-based Emergency Management and Critical Incident Response by law enforcement, first responders, the military, the private security industry, humanitarian relief organizations and others who respond to “critical incidents”. Within this market, Fortified Data has focused to date especially (but not exclusively) on so-called Command, Control, Communications and Compute, Intelligence, Surveillance and Reconnaissance (“C4ISR”) products.

     Fortified Data currently produces and sells a line of man-portable Command, Control, Communications and Compute (C4) solutions for field-based incident management and emergency operations support under the NOMADTM brand. Originally developed by our predecessor Z5Technologies LLC, our NOMADTM products are a line of Incident Command units and related deployable communications and tactical power solutions, which are used by the military, first responders, relief workers and high risk industries.

Fortified Data has also developed, and are currently preparing to market, a suite of software applications for the Geospatial Information Services market.

Reasons for the Sale of our Fortified Data Business (page 8)

     In reaching its determination to proceed with the Sale, and to recommend to our stockholders the approval of the Sale, our Board of Directors consulted with management, as well as financial and legal advisors, and considered various material factors. Among the material factors considered by our Board of Directors were the following:

  Distressed financial condition of Fortified Holding

  Extensive marketing and search for alternative strategic transactions, including the proposed merger with Grand ISS

  Preservation of value for our creditors and stockholders

Use of Proceeds from the Sale of our Fortified Data Business (page 11)

     We will retain the proceeds of the sale of our Fortified Data business. We do not intend to distribute any of the proceeds to our stockholders, but will use the proceeds for general working capital purposes.

What We Will Receive (page 8)

     The aggregate purchase price for the sale is $50,000 in cash, a promissory note from FAC in the amount of $150,000. FAC will also assume the liabilities associated with the operation of our Fortified Data business as well as our $2,200,000 promissory note owed to TKV. Finally, on or before December 31, 2008, TKV and BTR had to relinquish, or cause to be relinquished, for cancellation 86,327,633 shares of our common stock. As of December 31, 2008, 86,139,433 shares were surrendered. In view of the fact that substantially all of the required number of shares have been surrendered, the Company shall determine at or prior to closing of the Sale whether to demand or waive the surrender of remaining shares.

Nature of Our Business Following the Sale (page 8)

     Although we will no longer have operations on the closing date, we will continue as a publicly-traded corporation and will retain certain non-operating assets.

Assets Being Retained (page 9)

     We are retaining certain assets, including cash.

Liabilities to be Assumed by FAC in Connection with the Sale (page 9)

     As partial consideration for the Sale, FAC will assume substantially all of the liabilities related to the Fortified Data business as well as our $2,200,000 note owed to TKV secured by the assets of FDC.

     We will not retain any liabilities related to our existing Fortified Data business except for indemnification obligations under the Purchase Agreement.

Conditions to Completion of Sale (page 10)

     Each party’s obligation to complete the Sale is subject to the prior satisfaction or waiver of certain customary conditions. The Sale will not become effective until at least 20 calendar days following the date of mailing of this Information Statement to our stockholders.

Dissenters’ Rights of Appraisal (page 11)

     Under the Private Corporations Law of the State of Nevada and our charter, our stockholders will not be entitled to dissenters’ rights of appraisal as a result of the Sale.

Regulatory Approvals (page 11)

     We are not aware of any federal, state or local regulatory requirements that must be complied with or approvals that must be obtained prior to consummation of the Sale pursuant to the Purchase Agreement.

QUESTIONS AND ANSWERS ABOUT THE SALE

Q:	Why am I receiving this Information Statement?

A:

We recently entered into a Stock Purchase Agreement for the sale of all the issued and outstanding stock of our operating subsidiary Fortified Data Communications, Inc., a Delaware corporation (the “Sale”) to Fortified Acquisition Corp., a Delaware corporation (“FAC”), by and among, FAC, Thomas Keenan Ventures, LLC, a Delaware limited liability company (“TKV”), Brendan T. Reilly, an individual and our former Chairman and CEO (“BTR”), pursuant to which we will sell our existing operating Fortified Data business to FAC. We sometimes refer to this transaction as the “Sale.”

You are receiving this Information Statement because stockholders of Fortified Holdings Corp. (“Fortified Holdings”, “we”, “us” or the “Company”) who beneficially own securities with the voting power equivalent to that of 86,740,433 million common shares (or approximately 50.02% of the voting power of our capital stock), gave their written consent approving the Sale on December 10, 2008. We are furnishing this Information Statement to inform stockholders, in the manner required by the Securities Exchange Act of 1934, as amended, of the Sale before it is consummated. The Sale will not become effective until at least 20 calendar days following the date of mailing of this Information Statement to our stockholders.

Q:	What will stockholders receive in connection with the Sale and related transactions?

A:	Stockholders will not receive additional cash or additional shares of our capital stock in connection with the Sale.

Q:	When do you expect to complete the Sale and related transactions?

A:

The Sale will not become effective until at least 20 calendar days following the date of mailing of this Information Statement to our stockholders. We expect to complete the Sale as soon as possible thereafter. However, under the terms of the Purchase Agreement, we reserve the right to cancel or defer the Sale even if such 20 calendar days has passed.

Q:	Who is entitled to vote on approving the Sale? What vote is required to approve the Sale?

A:

Stockholders of record of the Company’s Common Stock at the close of business on December 10, 2008 were entitled to vote on the approval of the Sale. As of the close of business on December 10, 2008, we had 173,395,738 shares of Common Stock. The approval of the Sale requires the affirmative vote of a majority of the voting power entitled to vote thereon.

Q:	Who voted in favor of the Sale?

A:	On December 10, 2008 stockholders holding 86,740,433 million common shares (or approximately 50.02% of the voting power of our capital stock) gave their written consent approving the Sale.

Q:	Why isn’t Fortified Holdings holding a stockholders meeting to vote on the Sale?

A:

The Private Corporations Law of the State of Nevada requires the sale of all or substantially all of our assets to be approved by the holders of a majority of the voting power of our outstanding capital stock entitled to vote thereon. The stockholders voting via written consent in favor of the Sale represent approximately 50.02% of the voting power of our capital stock, or a majority of the votes entitled to be cast. Therefore, we concluded that because approving the Sale by the written consent of stockholders can be faster and less expensive than distributing a notice of meeting and proxy statement and conducting a meeting of our stockholders, and because we and FAC wanted to expedite the closing of the Sale, we decided not to conduct a stockholders meeting.

Q:	Whom should I call with questions?

A:	If you have any questions about the Sale or if you would like additional copies of this Information Statement, you should call Fortified Holdings at (203) 594-1686.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This Information Statement of Fortified Holdings Corp. contains forward-looking statements. Generally, you can identify these statements because they use words like “anticipates,” “believes,” “expects,” “future,” “intends,” “plans,” and similar terms. These statements reflect only our current expectations. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy and actual results may differ materially from those we anticipated due to a number of uncertainties, many of which are unforeseen, including, among others, the special considerations and risks we face as described herein. You should not place undue reliance on these forward-looking statements which apply only as of the date of this Information Statement. These forward-looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. To the extent that such statements are not recitations of historical fact, such statements constitute forward-looking statements that, by definition, involve risks and uncertainties. In any forward-looking statement where we express an expectation or belief as to future results or events, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement of expectation of belief will be accomplished.

     We believe it is important to communicate our expectations to our investors. There may be events in the future, however, that we are unable to predict accurately or over which we have no control. The special considerations listed in this Information Statement, as well as any cautionary language, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Factors that could cause actual results or events to differ materially from those anticipated, include, but are not limited to: our ability to successfully develop new products; the ability to obtain financing for product development; changes in product strategies; general economic, financial and business conditions; changes in and compliance with governmental and other regulations; changes in tax laws; and the availability of key management and other personnel.

INFORMATION ABOUT THE SALE OF OUR EXISTING FORTIFIED DATA BUSINESS

     We have entered into a Stock Purchase Agreement dated as of December 10, 2008 (the “Purchase Agreement”) for the sale of all the issued and outstanding stock of our operating subsidiary Fortified Data Communications, Inc., a Delaware corporation (the “Sale”) to Fortified Acquisition Corp., a Delaware corporation (“FAC”), as purchaser, Thomas Keenan Ventures, LLC, a Delaware limited liability company (“TKV”), and Brendan T. Reilly, an individual and our former Chairman and CEO (“BTR”) (the “Purchase Agreement”). BTR who was, until his resignation on November 14, 2008, our Chairman and Chief Executive Officer, and TKV, which is controlled by BTR, together, as of December 10, 2008, held 81,733,738 shares of our common stock. In accordance with the terms of the Purchase Agreement, this transaction will be effected through the sale to FAC of 100% of the issued and outstanding shares of common stock of Fortified Data and the assumption by FAC of substantially all of our liabilities related to the Fortified Data business. We sometimes refer to this transaction as the “Sale.”

     For a complete description of all of the terms of the transactions contemplated under the Purchase Agreement, stockholders should refer to the copy of the Purchase Agreement that is attached to this Information Statement as Annex A and incorporated herein by reference. Stockholders should carefully read the Purchase Agreement in its entirety, as it is the legal document that governs the Sale.

The Seller and Buyer

Seller:

Fortified Holdings Corp.
40 Richards Ave, 3rd Floor
Norwalk, CT 06854
(203) 594-1686

Description of Business

     Fortified was incorporated in Nevada in February, 2004, under the name Major Creations Incorporated. Major Creations’ original business plan at that time was to sell new small diesel tractors, modified to have a vintage-style appearance. The Company exited that business in 2006 after having conducted only very limited operations. In November, 2006, we determined to enter into the business of designing, developing and selling products that are used by the Emergency Management and Response sector, and subsequently refined that plan to focus on C4ISR products used within that market.

     On September 13, 2007, we completed an acquisition (by subsidiary merger) of Z5 Technologies LLC (respectively, the “Z5 Merger” and “Z5”). Prior to the Z5 Merger, we had minimal operations, and consequently the Z5 Merger was accounted for as a recapitalization of Z5. Unless the context indicates to the contrary, the term “we” includes the business operations of Z5 prior to its acquisition by Fortified.

     Prior to its acquisition by Fortified, Z5 designed and sold its NOMADTM line of products. Since the acquisition of Z5, we have been actively pursuing the business formerly conducted by Z5. In addition, as contemplated by the terms of the Z5 Merger, the Chief Executive Officer and the Chief Financial Officer of Z5 were each elected by our Board as our Chief Executive Officer and Chief Financial Officer, respectively.

     Z5 itself was formed in 2003 as a Connecticut limited liability company, with limited initial operations in 2004 and 2005 as a reseller of information technology products to government purchasers. In early 2006, Z5 was acquired by Thomas Keenan Ventures LLC (“TKV”) to pursue the development and sale of the emergency operations centers (EOCs) then being developed by TKV’s principals. Z5’s sales of NOMADTM units commenced in 2006.

     As described below, if the Sale is completed, upon closing, we will no longer have operations on the closing date, we will continue as a publicly-traded corporation with non-operating assets. Our common stock is traded in the over-the-counter market and has been quoted on the Over-the-Counter Bulletin Board since November 13, 2007 under the symbol “FFDH.OB.” From December 18, 2006 through November 12, 2007, we traded under the symbol “AGIN.OB” and were quoted on the Over-the-Counter Bulletin Board.

Description of Properties

     Our principal executive office is located at 40 Richards Avenue, 3rd Floor, Norwalk, CT 06854.

Buyer:

Fortified Acquisition Corp.
5600 Euphrates Court
Centreville VA
(703) 530-8110

     FAC is a Delaware corporation formed to acquire and hold the investment in Fortified Data. FAC is wholly owned by James Elliott. As of December 10, 2008, Mr. Elliott also owned 3,000,000 shares of our common stock, all of which he voted in favor of the Sale. FAC has no prior business history.

Background

     Our Board of Directors and senior management regularly discuss our business and strategic direction.

     In mid 2008, we began to realize our status as a publicly reporting company was hindering our prospects for properly developing the Fortified business while preserving shareholder value. We began initiating discussions directly with potential strategic partners and investors, and indirectly through intermediaries such as financial advisors. From the first quarter of 2008 through the present, we have spoken with dozens of potential partners and intermediaries.

     On October 2, 2008, the Company entered into a non-binding letter of intent with Grand Investigative Services Corporation (“GISS”) (the “GISS Letter of Intent”) to complete a reverse merger. The completion of the merger transaction contemplated by the GISS Letter of Intent are subject to the negotiation and execution of definitive agreements, completion of due diligence by both parties and finally the approval of the Company’s stockholders of the merger. The GISS Letter of Intent provides that the parties will commence negotiations of an acquisition by the Company (via a merger with a Company subsidiary) of all of the existing capital stock of GISS in consideration of the issuance of 75,000,000 shares of Company common stock and the issuance of a convertible promissory note in principal amount of $12,500,000 which will be later converted to shares of the Company common stock. The proposed transaction will require that the following steps will have been accomplished prior to the closing: (a) the conversion by TKV of $1,300,000 of the Company’s outstanding indebtedness to common stock of the Company, (b) the sale by the Company of its wholly-owned subsidiary, Fortified Data Communications, Inc. (“Fortified Data”), to Fortified Acquisition Corp. (“FAC”) in consideration of the assumption of all of the Company’s remaining debt to TKV ($2,200,000), the assumption of approximately $250,000 of current trade-debt, $50,000 in cash and a $150,000 promissory note and (c) the relinquishing by certain stockholders of a total of approximately 86,327,633 shares of Company common stock. The majority written approval by the stockholders of the Company of the sale of Fortified Data (as described in item (b) above) is the sole subject of this Information Statement.

     Although we can offer no assurance that negotiations will lead to the execution of definitive agreements or that the transactions will be completed following the execution of the Fortified Data sale agreements, we determined that it would be in the best interest of our stockholders if we took the steps necessary to accomplish the transactions set forth in the GISS Letter of Intent with the intent to accomplish the merger with GISS contemplated thereby or a similar transaction with another party. If the Company successfully negotiates and reaches merger transaction with GISS, or another party, the Company is required to, and will, seek another approval of the consummation of such merger by a majority of its stockholders.

     The transactions to be affected pursuant to the Purchase Agreement will satisfy conditions precedent set forth in items (b) and (c) of the GISS Letter of Intent. On November 14, 2008, pursuant to an authorization approved by the Board of Directors on October 2, 2008, the Company and TKV entered into a Note Conversion and Modification Agreement whereby TKV converted $1,300,000 of principal amount of the note into shares of common stock at the closing price on October 2, 2008. Based on a closing price of $0.0199, the Company issued 65,326,633 shares of its common stock to TKV. This conversion satisfied the condition precedent set forth in (a) of the GISS Letter of Intent.

     As of December 31, 2008, 86,139,433 shares of Company common stock were irrevocably surrendered without payment therefor by the following stockholders:

Name	Amount
Thomas Keenan Ventures LLC [1]	70,326,633
Brendan T. Reilly [1]	11,407,105
James Elliot [2]	2,400,000
Alan D. Hurwitz [3]	1,055,295
AC 2003 Trust [4]	256,800
BM 2003 Trust [4]	256,800
CA 2003 Trust [4]	256,800
Julia G Hurwitz 2008 Trust [5]	60,000
Olivia E Hurwitz 2008 Trust [5]	60,000
Aaron V Hurwitz 2008 Trust [5]	60,000
Total [6]	86,139,433

______________________________
1.	Mr. Reilly controls Thomas Keenan Ventures LLC. The total for Mr. Reilly includes 442,800 shares owned by his wife.
2.	Mr. Elliot is the sole owner and President of FAC.
3.	Mr. Hurwitz was formerly the Chief Financial Officer of the Company.
4.	This trust is for the benefit of one of Mr. Reilly’s children under the direction of an independent trustee.
5.	This trust is for the benefit of one of Mr. Hurwitz’s children under the direction of an independent trustee.
6.

The Purchase Agreement provides that 86,327,633 shares were to be surrendered. In view of the fact that substantially all of such shares have been surrendered, the Company shall determine at or prior to closing of the Sale whether to demand or waive the surrender of remaining shares.

     These shares were surrendered to reduce the number of shares outstanding to lessen dilution on the other stockholders that is expected to occur on the completion of a merger with GISS or another party. The surrender is a condition of the GISS Letter of Intent and it is expected that a similar demand would be made by other prospective merger prospects. As a result, the Company deemed that it was prudent to require that the surrender be effected in any event.

     As a result of the foregoing surrenders Mr. Reilly and TKV no longer have any equity interest in the Company. TKV retains its ownership of the $2,200,000 secured note that will be assumed by FAC on the consummation of the Sale.

Approval of our Board of Directors and our Stockholders

     Our Board of Directors approved the Sale and recommend that our stockholders approve of the Sale. Following the execution of the Purchase Agreement, certain holders of our common stock, who collectively beneficially own securities with the voting power equivalent to that of 86,740,433 million common shares (or approximately 50.02% of the voting power of our capital stock), executed a written consent in lieu of a stockholders meeting approving the Sale. The Sale will not become effective until at least 20 calendar days following the date of mailing of this Information Statement to our stockholders.

Purchase Price

     FAC has agreed to deliver a cash amount of $50,000 and a promissory note with principal amount of $150,000 in consideration for all of the issued and outstanding stock of Fortified Data. FAC will also assume the liabilities associated with the operation of our Fortified Data business as well as our $2,200,000 promissory note owed to TKV.

Nature of Our Business After the Sale

     Upon closing of the Sale, we will have eliminated all of our secured debt and a significant amount of our outstanding liabilities. Although we will no longer have operations on the closing date, we will continue as a publicly-traded corporation and may have non-operating assets, including our remaining cash.

Reasons for the Transaction

     In reaching its determination to proceed with the Sale, and to recommend to our stockholders the approval of the Sale, our Board of Directors consulted with management, as well as financial and legal advisors, and considered various material factors, which are discussed below. Our Board of Directors did not consider it practical to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its decision. Furthermore, individual directors may have given different weight to different considerations. Our Board of Directors considered these factors as a whole, and overall considered the relevant factors to be favorable to, and in support of, its determinations and recommendations. Among the material factors considered by our Board of Directors were the following:

Distressed financial condition of the Company – Without new capital we would not be able to continue operations and are nearing insolvency. As a precaution, have been considering the option of a filing petition for relief under Chapter 7 of the Bankruptcy Code. One of our largest debts, the $2,200,000 note due to TKV that would be assumed by FAC in the proposed Sale, was in payment default on November 14, 2008. TKV agreed to extend the payment of $1,000,000 in principal (the “Principal Due”) until the December 15, 2008. On December 22, 2008, we were unable to make the payment of Principal Due and TKV agreed to forbear from declaring a default or taking any action to collect the Principal Due until, no earlier than, the first to occur of: (i) the closing of all of the transactions contemplated under the Purchase Agreement for the Sale or (b) the termination of the Purchase Agreement. We currently do not have the cash necessary to make the payment. In the event that the proposed Sale is not consummated, we expect that TKV will exercise its rights to accelerate the note and seek to foreclose against the FDC Business assets which are pledged as security therefore.

 Extensive marketing and search for alternative strategic transactions, including the proposed merger with Grand ISS – The management team and Board of Directors have been actively seeking a wide range of strategic alternatives since the first quarter of 2008. To date, we have spoken with dozens of potential investors or intermediaries. From this process, no other qualified investor or more attractive alternative strategy emerged than that presented by the proposed merger with Grand ISS.

Preservation of value for our creditors and stockholders – Beginning in the second quarter, we took significant steps to reduce our operating expenses and conserve cash while we attempted to build our sales to a sustainable level. These steps included elimination of a number of personnel positions, temporary reductions in the compensation paid to certain other employees (including our CEO, who is currently not receiving any salary, and certain other senior officers), and significant curtailment of research and development efforts. Those reductions continued to be in effect through the present. After the completion of the proposed Sale we will be in a position to attempt to complete a merger with Grand ISS or some other similar transaction. In the meantime, we will continue as a viable public corporation with non-operating assets, thereby preserving some value for our stockholders.

     Our Board of Directors also considered a number of disadvantages or risks relating to the Sale, including the risk that the proposed Sale would not be consummated. Our Board of Directors believes that these risks were outweighed by the potential benefits to be realized from the proposed Sale.

     The foregoing discussion of the information and factors considered by our Board of Directors is not intended to be exhaustive, but is believed to include all material factors considered in approving the proposed Sale. For a discussion of the interests of management and our Board of Directors in the proposed Sale, see “Interests of Certain Persons in the Sale” below.

Description of the Assets to be Sold and Retained

Assets to be Sold

     Subject to and upon the terms and conditions set forth in the Purchase Agreement, we have agreed to sell all of the issued and outstanding shares of common stock of FDC to FAC. FDC currently operates and owns substantially all of the properties, rights, interests and other tangible and intangible assets that relate in any material respect to our Fortified Data business.

     On September 13, 2007, we completed the acquisition of Z5 Technologies LLC (“Z5”) which became our Fortified Data business. Unless the context indicates to the contrary, the term “we” includes the business operations of Z5 prior to its acquisition by Fortified.

     The acquisition of Z5 was effected through a merger of Z5 with and into a subsidiary of the Company (the “Z5 Merger”) formed for the purpose of the Z5 Merger, pursuant to an Agreement and Plan of Merger (the “Z5 Merger Agreement”). To effect the Z5 Merger, Z5 merged with a new, wholly-owed subsidiary of the Company, which has been renamed Fortified Data Communications, Inc. or “Fortified Data” and which now conducts the former Z5 business.

     As consideration for the Z5 Merger, at closing we issued 5,000,000 shares of the Company’s common stock and a secured promissory note in the amount of $5,000,000 to TKV, the owner of all of Z5’s equity outstanding at the time of the closing. In addition, we issued TKV another 10,000,000 shares in subsequent tranches: 5,000,000 shares were issued on January 15, 2008 and the final 5,000,000 shares were issued on February 15, 2008. The shares issued to TKV in the Z5 Merger were subject to registration rights.

     The promissory note was payable in five payments on specified dates and was amended several times to extend and modify the payment terms. In total, the Company paid $1,500,000 of the principal of the note. On November 14, 2008, pursuant to an authorization approved by the Board of Directors on October 2, 2008, the Company and TKV entered into a Note Conversion and Modification Agreement whereby TKV converted $1,300,000 of the remaining principal amount of the note into shares of common stock at the closing price on October 2, 2008. Based on a closing price of $0.0199, the Company issued 65,326,633 shares of its common stock to TKV. The remaining balance on the secured note is now $2,200,000, all of which will be assumed by FAC on the closing of the Sale of the Fortified Business. Additionally, the Z5 Merger Agreement contained customary indemnification provisions, under which Fortified and TKV, respectively, have agreed to indemnify one another with respect to certain matters, subject to specified limitations and conditions.

     As a condition to the Z5 Merger, our then majority stockholder tendered back to the Company an aggregate of 41,200,000 shares of Company common stock, for cancellation, without payment.

     In connection with the Z5 Merger, Brendan T. Reilly was appointed as the Company’s President, Chief Executive Officer and Chairman. Mr. Reilly holds a controlling interest in TKV, and was deemed to control all shares of Company common stock held by TKV. Mr. Reilly resigned as both and an officer and a director of the Company on November 14, 2008.

Assets to be Retained

     We will retain certain non-operating assets, including the following:

  all of our remaining cash, cash equivalents and bank accounts;

Description of Liabilities to be Assumed by FAC in Connection with the Sale

     In connection with the Sale, (i) FAC will assume $2.2 million in senior secured debt owed to TKV and (ii) FAC will assume approximately $250,000 in trade payables. In addition, any intercompany receivables or payables between us and TDC will be eliminated.

     We will not retain any liabilities related to our existing Fortified Data business except our potential exposure for indemnification under the Purchase Agreement.

Representations and Warranties

     Under the terms of the Purchase Agreement, we made certain customary representations and warranties to FAC, including representations and warranties related to:

  our valid corporate existence, authorization and organization;

  the absence of conflicts to consummate the Sale;

  the consents required in connection with the consummation of the Sale;

  the absence of any violation of any law or contract provision or potential acceleration of any of our indebtedness; and

  our ownership of 100% of the issued and outstanding shares of common stock of FDC.

     Under the terms of the Purchase Agreement, FAC has made certain customary representations and warranties to us, including representations and warranties related to:

  its valid limited liability company existence, authorization and organization;

  the absence of conflicts to consummate the Sale;

  the consents which must be obtained to consummate the Sale; and

  the absence of any violation of any law or contract provision or potential acceleration of any of its indebtedness.

Covenants

     Under the terms of the Purchase Agreement, we and FAC have agreed to customary covenants, including the following:

  we and FAC will take all action required to fulfill our respective obligation and will use commercially reasonable efforts to facilitate the consummation of the Sale;

  we and FAC will each use our respective commercially reasonable efforts to obtain all required consents and approvals and make all filings, applications, or reports required to consummate the Sale;

  we will prepare this Information Statement and obtain stockholder approval of the Purchase Agreement, unless to do so would be deemed inconsistent with the fiduciary duties of our Board of Directors.

Indemnification Provisions

     We have agreed to indemnify FAC, its affiliates and their respective officers, directors and other representatives, from and against any and all damages incurred or suffered by any of them, relating to or arising out of or in connection with any breach of or inaccuracy in any representation or warranty we made, or any breach of or failure by us to satisfy any covenant or obligation, in each case under the Purchase Agreement and certain related agreements.

     FAC has agreed to indemnify us, our affiliates and their respective officers, directors and other representatives, from and against any and all damages incurred or suffered by any of them, relating to or arising out of or in connection with any breach of or inaccuracy in any representation or warranty FAC made, or any breach of or failure by FAC to satisfy any covenant or obligation, in each case under the Purchase Agreement and certain related agreements.

Conditions to Completion of the Sale

     Our obligation to consummate the Sale is subject to the prior satisfaction, or waiver of the conditions set forth below:

  the representations and warranties of FAC in the Purchase Agreement must be true and correct as of the closing date of the Sale;

  FAC shall have performed and complied with all of its covenants, obligations and agreements contained in the Purchase Agreement;

  we shall have received all of the agreements and documents required to be delivered to us at closing; and

  there shall not be any action or proceeding by any governmental authority or other person restraining or prohibiting the consummation of the Sale.

     FAC’s obligation to consummate the Sale is subject to the prior satisfaction, or waiver of the conditions set forth below:

  our representations and warranties in the Purchase Agreement must be true and correct as of the closing date of the Sale;

  we shall have performed and complied with all of our covenants, obligations and agreements contained in the Purchase Agreement;

  we shall have made or obtained all consents and approvals required for the consummation of the Sale;

  FAC shall have received all of the agreements and documents required to be delivered to it at closing; and

  there shall not be any action or proceeding by any governmental authority or other person restraining or prohibiting the consummation of the Sale.

Termination of the Purchase Agreement

     The Purchase Agreement may be terminated at any time prior to the closing (whether before or after stockholder approval) upon any of the following circumstances:

  by mutual written consent of us and FAC;

  by us if FAC fails to timely cure a material breach of any of its representations, warranties, covenants or agreements contained within the Purchase Agreement;

  by FAC if we fail to timely cure a material breach of any of our representations, warranties, covenants or agreements contained within the Purchase Agreement; or

  by us or FAC if the closing of the asset purchase does not occur by January 31, 2008, other than as a result of a failure by the party proposing to terminate the Purchase Agreement to perform any of its obligations.

Effect of Termination

     If the Purchase Agreement is properly terminated, all obligations of the parties thereto shall terminate, except for certain indemnification obligations.

Closing of the Sale

     The Sale will not become effective until at least 20 calendar days following the date of mailing of this Information Statement to our stockholders. After such 20 calendar day period, the closing of the Sale will take place two business days following the satisfaction or waiver by the appropriate party of all of the conditions to each party’s obligations to complete the Sale, which is anticipated to occur on or before January 31, 2008, unless extended to a later date in accordance with the terms of the Purchase Agreement.

Use of Proceeds

     We will receive $50,000 cash proceeds from the Sale which will be used for general working capital purposes.

Interests of Certain Persons in the Sale

     Until November 14, 2008, Brendan T. Reilly served as our Chairman and Chief Executive Officer. Mr. Reilly is also in control of TKV, which we owe $2,200,000 pursuant to a promissory note that would be assumed by FAC as part of the Sale. As of December 10, 2008, together, Mr. Reilly and TKV hold 81,733,738 shares of our common stock, all of which were voted in favor of the Sale. In addition, James Elliott the sole owner of FAC, as of December 10, 2008 owned 3,000,000 shares of our common stock, all which were voted in favor of the Sale. See “Certain Relationships and Related Transactions.”

Reports, Opinions and Appraisals

     No report, opinion or appraisal was obtained in connection with the proposed Sale.

Regulatory Approvals

     We are not aware of any federal, state or local regulatory requirements that must be complied with or approvals that must be obtained prior to consummation of the Sale pursuant to the Purchase Agreement.

Dissenters’ Rights of Appraisal

     Under Nevada corporate law and our charter, our stockholders will not be entitled to dissenters’ rights of appraisal as a result of the Sale.

Past Contacts, Transactions or Negotiations

     Other than the Purchase Agreement and the agreements described in “Information About the Sale of Substantially All of the Assets Related to our Existing Fortified Data Business,” neither we nor our affiliates are party to any material past contacts, transactions, negotiations or contracts with FAC or any of its affiliates.

Certain United States Federal Income Tax Consequences of the Sale

     The following are certain United States federal income tax consequences in connection with the Sale. This summary is based upon the provisions of the Internal Revenue Code the (“Code”), applicable current and proposed United States Treasury Regulations, judicial authorities and administrative rulings and practice, all as in effect as of the date of this Information Statement and all of which are subject to change, possibly on a retroactive basis. We anticipate that the holders of our common stock should not recognize gain or loss for United States federal income tax purposes in connection with the sale of all of the issued and outstanding stock of Fortified Data

Stockholder Vote Required

     Approval of the sale of all of the shares of common stock of FDC the operator of our existing Fortified Data business requires the affirmative vote of a majority of the voting power of our Common Stock entitled to vote thereon.

     THIS INFORMATION STATEMENT ONLY RELATES TO THE MAJORITY CONSENT OF THE SALE OF THE FORTIFIED DATA BUSINESS.

     PLEASE NOTE THAT A SEPARATE APPROVAL IS REQUIRED PRIOR TO THE CONSUMMATION OF A MERGER WITH GISS OR ANY OTHER PARTY.

Unaudited Pro Forma Consolidated Financial Data

     The following unaudited pro forma consolidated financial data gives effect to the Sale. The Sale is the transaction that would be consummated on the Closing of the Stock Purchase Agreement dated as of December 10, 2008 for the sale of all the issued and outstanding stock of our operating subsidiary Fortified Data Communications, Inc., a Delaware corporation (the “Sale”) to Fortified Acquisition Corp., a Delaware corporation (“FAC”), as purchaser, Thomas Keenan Ventures, LLC, a Delaware limited liability company (“TKV”), and Brendan T. Reilly, an individual and our former Chairman and CEO (“BTR”) (the “Purchase Agreement”). The aggregate purchase price for the sale is: (i) $50,000 in cash, (ii) a promissory note from FAC in the amount of $150,000, (iii) FAC’s assumption of the trade liabilities associated with the operation of our Fortified Data business and (iv) FAC’s assumption of our $2,200,000 promissory note owed to TKV. The unaudited pro forma consolidated balance sheet as of September 30, 2008 and as of December 31, 2007 have been prepared assuming the Sale occurred as of the beginning of each respective period. The unaudited pro forma consolidated statements of operations for the nine months ended September 30, 2008 and the year ended December 31, 2007 have been prepared assuming that the Sale occurred the beginning of each respective period. The unaudited pro forma consolidated financial data is presented for informational purposes only and is not necessarily indicative of the results of future operations of our company or the actual results of operations that would have occurred had the Sale been consummated as of the dates indicated above. The unaudited pro forma consolidated financial data should be read in conjunction with our historical consolidated financial data and notes contained in our reports filed with the Securities and Exchange Commission.

     The unaudited pro forma consolidated financial data should be read in conjunction with the related notes in this Information Statement, our audited financial statements as of and for the period ended December 31, 2007 contained in our Annual Report on Form 10-K for the year ended December 31, 2007, and our unaudited financial statements contained in our Quarterly Report on Form 10-Q for the nine months ended September 30, 2008.

     THE PRO FORMA INFORMATION PRESENTED IS NOT NECESSARILY INDICATIVE OF THAT WHICH WOULD HAVE BEEN ATTAINED HAD THE SALE OCCURRED AT AN EARLIER DATE.

Fortified Holdings Corp.
Pro Forma Condensed Combined Balance Sheet
September 30, 2008
(Unaudited)

	September 30,	Pro Forma		Pro Forma,
	2008	Adjustments		As Adjusted
	(As Reported)
Assets
Current assets:
Cash and cash equivalents	$8,793	41,207	[1]	$50,000
Accounts receivable, net	54,777	(54,777	) [2]	0
Inventory	151,332	(151,332	) [3]	0
Note receivable	204,536	7,454	[4]	211,990
Prepaid expenses and other current assets	31,394	(12,942	) [5]	18,452
Total current assets	450,832			280,442

Property and equipment, net	53,561	(53,561	) [6]	0
Other Assets	0			0
Total assets	$504,393			280,442

Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
Accounts payable and accrued expenses	$335,366	(116,431	) [7]	$218,935
Demand notes payable	549,014	(84,445	) [8]	464,569
Convertible notes payable	830,899	0		830,899
Term notes payable	3,875,071	(3,875,071	) [9]	0
Other current liabilities	30,099	(30,099	) [10]	0

Total current liabilities	5,620,449			1,514,403
Other liabilities	0			0
Total liabilities	5,620,449			1,514,403

Stockholders' equity (deficit):
Common stock, $0.001 par value (actual 103,069,105 shares outstanding; pro-
forma 87,069,105 shares outstanding)	103,070	(16,000	) [11]	87,070
Additional paid-in capital	8,133,642	(659,429	) [12]	7,474,213
Accumulated deficit	(13,352,768)	4,557,524	[13]	(8,795,244)
Total stockholders' equity (deficit)	(5,116,056)			(1,233,961)
Total liabilities & stockholders' equity (deficit)	$504,393			$280,442

______________________________
1.	To remove cash related to Fortified Data Communications, Inc. (“FDC”) and to reflect $50,000 cash purchase price received.
2.	To remove FDC receivables.
3.	To remove FDC inventory.
4.	To remove FDC notes receivable and to reflect the addition of the $150,000 note receivable portion of the purchase price for FDC.
5.	To remove FDC prepaid expenses.
6.	To remove FDC fixed assets.
7.	To remove FDC accounts payable.
8.	To remove FDC note payable factoring agreement.
9.	To remove the TKV Note assumed by FAC as part of the purchase price for FDC with a principal balance of $3,500,000 as of September 30, 2008 and a Note Payable of FDC.
10.	To remove FDC miscellaneous liabilities.
11.

A reduction to reflect 16,000,000 shares of the aggregate of 86,327,633 shares to be surrendered in connection with the closing of the Sale of FDC. The remaining surrendered shares were not issued and outstanding on September 30, 2008.

12.

A reduction to reflect 16,000,000 shares surrendered in connection with the closing of the Sale of FDC (see Note 11). The addition of $150,000 for the note receivable from the Sale and certain adjustments to eliminate intercompany transactions.

13.	To remove the operating results of FDC.

Fortified Holdings Corp.
Pro Forma Condensed Combined Balance Sheet
December 31, 2007
(Unaudited)

	December
	31,	Pro Forma		Pro Forms,
	2007	Adjustments		As Adjusted
	(As
	Reported)
Assets
Current assets:
Cash	$1,835,509	(51,967	) [1]	$1,783,542
Accounts receivable, net	107,447	(107,447	) [2]	0
Inventory, net		(190,408	) [3]	0
Notes receivable, net	1,343,415	12,354	[4]	1,355,769
Prepaid expenses and other current assets	25,316	(25,316	) [5]	0
Total current assets	3,502,095			3,139,311

Property and equipment, net	92,016	(92,016	) [6]	0
Other assets	340,500	0		340,500
Total assets	$3,934,611			$3,479,811

Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
Accounts payable and accrued expenses	$889,171	(578,352	) [7]	$310,819
Demand notes payable	1,541,618	0		1,541,618
Convertible notes payable	814,225	0		814,225
Term notes payable	4,416,687	(4,416,687	) [8]	0
Other current liabilities	92,616	(92,616	) [9]	0
Total current liabilities	7,754,317			2,666,662
Other liabilities	3,405,000	0		3,405,000
Total liabilities	11,159,317			6,071,662

Stockholders' equity (deficit):

Common stock, $0.01 par value (actual 60,707,605 issued and outstanding; pro-forma
55,707,605 shares issued and outstanding)	60,708	(5,000	) [10]	55,708
Additional paid-in capital	3,043,428	1,803,727	[11]	4,847,155
Accumulated deficit	(10,328,842)	2,834,128	[12]	(7,494,714)
Total stockholders' equity (deficit)	(7,224,706)			(2,641,851)
Total liabilities & stockholders' equity (deficit)	$(3,934,611)			$(3,429,811)

___________________________________
1.	To remove cash related to Fortified Data Communications, Inc. (“FDC”) and to reflect $50,000 cash purchase price received.
2.	To remove FDC receivables.
3.	To remove FDC inventory.
4.	To remove FDC notes receivable and to reflect the addition of the $150,000 note receivable portion of the purchase price for FDC.
5.	To remove FDC prepaid expenses.
6.	To remove FDC fixed assets.
7.	To remove FDC accounts payable.
8.	To remove the TKV Note assumed by FAC as part of the purchase price for FDC with a principal balance of $4,250,000 as of December 31, 2007 and a Note Payable of FDC.
9.	To remove FDC miscellaneous liabilities.
10.

A reduction to reflect 5,000,000 shares of the aggregate of 86,327,633 shares to be surrendered in connection with the closing of the Sale of FDC. The remaining surrendered shares were not issued and outstanding on December 31, 2007.

11.

A reduction to reflect 5,000,000 of the shares surrendered in connection with the closing of the Sale of FDC (See Note 10). The addition of $150,000 for the note receivable from the Sale and certain adjustments to eliminate intercompany transactions.

12.	To remove the operating results of FDC.

Fortified Holdings Corp.

Pro Forma Condensed Statement of Operations
For the Nine Months Ended September 30, 2008
(Unaudited)

	Nine Months Ended September 30, 2008
		Pro Forma		Pro Forma,
	As Reported	Adjustments		As Adjusted
Net Sales	$348,486	(348,486	) [1]	0
Cost of sales, net	201,304	(201,304	) [2]	0
Gross profit	147,182			0

Operating expenses:
Research and development	526,066	(526,066	) [3]	0
Selling, general and administrative	1,896,509	(1,212,065	) [4]	684,444
Professional and consulting fees	472,069	(122,705	) [5]	349,364
Total operating expenses	2,894,644			1,033,808
Operating loss	(2,747,462)			(1,033,808)

Interest income	72,335	(4,900	) [6]	67,435
Interest expense	(348,799)	14,642	[7]	(334,157)

Loss before income taxes	(3,023,926)			(1,300,530)

Provision for income taxes	0			0
Net Loss	(3,023,926)			(1,300,530)

Net loss per share, basic and diluted	$(0.03)			(0.02)
Weighted average number of common shares used in per share calculations	91,100,266			76,563,770

_________________________________
1.	To remove sales related to Fortified Data Communications, Inc. (“FDC”).
2.	To remove FDC cost of sales.
3.	To remove FDC research and development costs.
4.	To remove FDC selling, general and administrative expenses.
5.	To remove FDC professional and consulting fees.
6.	To remove FDC interest income.
7.	To remove FDC interest expense.

Fortified Holdlings Corp.
Pro Forma Condensed Statement of Operations
For the Year Ended December 31, 2007
(Unaudited)

	For the Year Ended December 31, 2007
		Pro Forma		Pro Forma,
	As Reported	Adjustments)		As Adjusted
Net sales	$155,633	(155,633	) [1]	0
Cost of sales	428,411	(428,411	) [2]	0
Gross profit/loss	(272,778)			0

Operating expenses:
Research and development	854,443	(854,443	) [3]	0
Selling, general and administrative	2,558,641	(2,457,935	) [4]	100,706
Professional and consulting fees	718,013	(617,630	) [5]	100,383
Total operating expenses	4,131,097			201,089
Operating loss	(4,403,875)			(201,089)

Interest income	53,592	(6,401	) [6]	47,191
Interest expense	(399,965)	35,726	[7]	(364,239)

Loss before income taxes	(4,750,248)			(518,137)

Provision for income taxes	0			0
Net loss	$(4,750,248)			$(518,137)

Net loss per share, basic and diluted	$(0.23)			$(0.03)

Weighted average number of common shares used in per share calculations	20,740,390			19,247,239

__________________________________
1.	To remove sales related to Fortified Data Communications, Inc. (“FDC”).
2.	To remove FDC cost of sales.
3.	To remove FDC research and development costs.
4.	To remove FDC selling, general and administrative expenses.
5.	To remove FDC professional and consulting fees.
6.	To remove FDC interest income.
7.	To remove FDC interest expense.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information with respect to the following: (i) each person who beneficially owns more than five percent of our voting securities, (ii) each of our executive officers and directors and (iii) all of our executive officers and directors as a group. Percentages are based on 173,395,738 shares of our common stock outstanding as of December 10, 2008.

		Number of Shares	Percent
	Name of Beneficial Owner	Beneficially Owned (1)	of Class
(2)	Brendan T. Reilly (Former Director and CEO)	81,733,738	47.1%
(3)	Steven Cooper (Director and Interim CEO)	1,000,000	0.6%
(4)	Kirk Hanson (Former CFO)	0	0.0%
(5)	Geoff Haworth	11,000,000	6.4%
(6)	All directors and executive officers as a group	82,733,738	47.7%

__________________________________
(1)

Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission and includes voting power and/or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of December 10, 2008 are deemed outstanding for computing the number and the percentage of outstanding shares beneficially owned by the person holding such options but are not deemed outstanding for computing the percentage beneficially owned by any other person.

(2)

Includes 70,326,633 shares owned by Thomas Keenan Ventures LLC, which Mr. Reilly controls, and 442,800 shares owned by his wife. All of the shares were surrendered to the Company without payment on December 29, 2008.

(3)	Includes options to purchase 1,000,000 shares that are exercisable now.
(4)	Note that Mr. Hanson had options to purchase 333,333 shares that were exercisable on or after May 8, 2009. Mr. Hanson resigned as CFO effective as of December 24, 2008.
(5)	Includes 1,000,000 shares owned by his wife.
(6)

Includes shares beneficially owned by our current officer, Steven Cooper and the beneficially owned shares of Brendan T. Reilly, who recently resigned as an officer of the Company on November 14, 2008.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Until November 14, 2008, Brendan T. Reilly served as our Chairman and Chief Executive Officer. Mr. Reilly is also in control of TKV, which we owe $2,200,000 pursuant to a promissory note that would be assumed by FAC as part of the Sale. Together, Mr. Reilly and TKV held 81,733,738 shares of our common stock, all of which were voted in favor of the Sale. On or about December 29, 2008, Mr. Reilly and TKV surrendered 81,733,738 shares of our common stock to the Company without payment therefor.

     One of our largest debts, the $2,200,000 note due to TKV that would be assumed by FAC in the proposed Sale, was in payment default on November 14, 2008. TKV agreed to extend the payment of $1,000,000 in principal until December 15, 2008. On December 22, 2008, we were unable to make the payment of Principal Due and TKV agreed to forbear from declaring a default or taking any action to collect the Principal Due until, no earlier than, the first to occur of: (i) the closing of all of the transactions contemplated under the Purchase Agreement for the Sale or (b) the termination of the Purchase Agreement. We currently do not have the cash necessary to make the payment. In the event that the proposed Sale is not consummated, we expect that TKV will exercise its rights to accelerate the note and seek to foreclose against the FDC Business assets which are pledged as security therefore.

     In addition, James Elliott the sole owner of FAC, as of December 10, 2008 owned 3,000,000 shares of our common stock, all of which were voted in favor of the Sale. On or about December 29, 2008, Mr. Elliott surrendered 2,400,000 shares of our common stock to the Company without payment therefor.

MARKET PRICE OF AND DIVIDENDS ON OUR COMMON EQUITY AND OTHER STOCKHOLDER MATTERS

Market for our Common Stock

     Our common stock is approved for quotation on the Over-the-Counter Bulletin Board under the trading symbol “FFDH” and on the Frankfurt exchange. The following table sets forth the high and low sales prices for our common stock for the periods noted, as reported by the Over-The-Counter Bulletin Board. Quotations reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions.

2008	High Bid	Low Bid
First Quarter	$0.47	$0.23
Second Quarter	$0.29	$0.10
Third Quarter	$0.14	$0.01

2007
First Quarter	$1.02	$0.70
Second Quarter	$1.14	$0.69
Third Quarter	$0.86	$0.51
Fourth Quarter	$0.73	$0.31

2006
First Quarter	NA	NA
Second Quarter	NA	NA
Third Quarter	NA	NA
Fourth Quarter	$0.86	$0.84

     The bid prices in the table above are based solely on historical data and are not intended to forecast the possible future performance of our common stock. There was no trading on the Company’s stock prior to December 2006.

     There is a very limited public market for our common stock. As of December 10, 2008, there were 173,395,738 common shares issued and outstanding, and there were approximately 71 holders of record of our common stock.

No dividends have been paid on our common stock and we do not anticipate paying dividends in the foreseeable future.

Legal Proceedings

On or about June 8, 2007, Aegis Industries, Inc., (a privately held Delaware Corporation) (“AI”) filed an action against Fortified, two of its directors and several other additional parties in the Second Judicial District Court, County of Washoe, State of Nevada. Plaintiffs alleged claims for, among other claims, breach of contract related to a non-binding letter of intent entered into by AI and Fortified in November 2006.

By stipulation of the parties, the Court entered an order dismissing Fortified from the litigation as of July 18, 2008, and a separate Order dismissing its two directors from the litigation as of July 25, 2008. The dismissals did not include a legal release of the plaintiffs’ claims and were without prejudice to the right of the plaintiffs to re-assert the same claims in the future, but we have not been given any reason to believe the plaintiffs intend to re-assert those or any other claims.

On or about October 22, 2008, Rajant Corporation, a privately held Deleware Corporation (Rajant) filed an action against Fortified and Z5 Technologies in the Court of Common Pleas, Chester County, State of Pennsylvania. Plaintiffs alleged claims for, among other claims, breach of contract related to a Strategic Alliance and Reseller Agreement dated as of November 16, 2006 between it and Z5 Technologies (a predecessor of Fortified). The Company believes that the suit is without merit and is preparing the appropriate pleadings in answer of the complaint. Further, the Company believes that any liability that may result will not have any material effect on the Company.

Information Statement Costs

     We will pay for the cost of preparing, assembling, printing and mailing this information statement to our stockholders.

Delivery of Information Statement to Security Holders Sharing an Address

     Only one Information Statement is being delivered to multiple security holders sharing an address unless we have received contrary instructions from one or more of the security holders. We will deliver promptly upon written or oral request a separate copy of the Information Statement to a security holder at a shared address to which a single copy of the document was delivered if you write to us at 40 Richards Avenue, 3rd Floor, Norwalk, Connecticut 06854, or call us at (203) 594-1686. If you are sharing an address with another security holder and are receiving multiple copies of this Information Statement, and would prefer to receive a single copy, please write to us or call us at the address or phone number above.

Where You Can Find Additional Information

     We file annually, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. You may obtain copies of this information by mail from the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet website that contains reports, proxy statements and other information about issuers that file electronically with the SEC. The address of that website is www.sec.gov.

     Our Annual Report on Form 10-K for the year ended December 31, 2007 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, are incorporated herein by this reference.

By order of the Board of Directors,

/s/ Steven Cooper

Steven Cooper
Interim CEO

Norwalk, Connecticut
•, 2009

Annex A

STOCK PURCHASE AGREEMENT

[Previously Filed]